Exhibit 99.1

DATE: July 29, 2026 CONTACT: Shannon Dean, sdean@calwater.com, (408) 367-8243 Jim Lynch, (408) 367-8200 For Immediate Release

California Water Service Group Board of Directors

Declares 326th Consecutive Quarterly Dividend

SAN JOSE, Calif., July 29, 2026 — At its meeting on July 29, 2026, the California Water Service Group (NYSE: CWT) Board of Directors declared the Company’s 326th consecutive quarterly dividend in the amount of $0.3350 per common share, payable on August 21, 2026, to stockholders of record as of the close of business on August 10, 2026.

About California Water Service Group

California Water Service Group is the largest regulated water utility in the western United States. It provides high-quality, reliable water and/or wastewater services to more than 2.2 million people in California, Hawaii, New Mexico, Washington, and Texas through its regulated subsidiaries, California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, and its utility holding company, Texas Water Service. This year, the Company commemorates a century of service.

Group’s purpose is to enhance the quality of life for customers, communities, employees, and stockholders. To do so, it invests responsibly in water and wastewater infrastructure, sustainability initiatives, and community well-being. The Company’s nearly 1,300 employees live by a set of strong core values and share a commitment to protecting the planet, caring for people, and operating with the utmost integrity. The Company has been named one of “America’s Most Responsible Companies” and the “World’s Most Trustworthy Companies” by Newsweek, a USA Top Workplace, and a Great Place to Work®.  More information is available at www.calwatergroup.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing the expected timing of the quarterly dividend payment. Forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results or outcomes may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results or outcomes to be different than those expected or anticipated include, but are not limited to, those described under the section entitled “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q, and our other Securities and Exchange Commission filings. In light of these risks, uncertainties, and assumptions, investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events, or otherwise.

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